Exhibit 3.3

EATON VANCE CORP.

ARTICLES OF AMENDMENT

EATON VANCE CORP., a Maryland corporation, having its principal offices in Baltimore City, Maryland and Boston, Massachusetts (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended as follows:

Article SIXTH of the Charter is amended in its entirety to read as follows:

SIXTH: The total number of shares of stock of all classes which the Corporation has authority to issue is One Million Five Hundred Thousand (1,500,000) shares, having an aggregate par value of Seven Hundred Fifty Thousand Dollars ($750,000.00), of which Ten Thousand (10,000) shares of the par value of Fifty Cents ($.50) per share amounting in aggregate par value to Five Thousand Dollars ($5,000.00) shall be Common Stock, and One Million Four Hundred Ninety Thousand (1,490,000) shares of the par value of Fifty Cents ($.50) per share amounting in aggregate par value to Seven Hundred Forty-Five Thousand Dollars ($745,000.00) shall be Non-Voting Common Stock.

SECOND: (a) As of immediately before the amendment the total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000 shares, of which 10,000 shares are Common Stock (par value $.50 per share) and 990,000 shares are Non-Voting Common Stock (par value $.50 per share).

(b)       As amended the total number of shares of stock of all classes which the Corporation has authority to issue is 1,500,000 shares, of which 10,000 shares are Common Stock (par value $.50 per share) and 1,490,000 shares are Non-Voting Common Stock (par value $.50 per share).

(c)        The aggregate par value of all shares having a par value is $500,000 before the amendment and $750,000 as amended.

(d)       The descriptions of each class of stock of the Corporation are not changed by the amendment.

THIRD: (a) The board of directors on April 15, 1983 duly adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter as proposed was advisable and directing that such amendment be submitted for action thereon by the stockholders of the Corporation entitled to vote thereon at a special meeting of stockholders to be subsequently held on April 15, 1983.

(b)       All of the stockholders of the Corporation entitled to vote thereon waived, in writing, notice of the time, place and purpose of the special meeting of stockholders subsequently held on April 15, 1983, at which special meeting the foregoing amendment to the Charter of the Corporation was duly approved by the stockholders of the Corporation at said special meeting by the affirmative vote of all the votes entitled to be cast on the matter.

(c)        The foregoing amendment to the Charter of the Corporation has been advised by the board of directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Eaton Vance Corp. has caused these presents to be signed in its name and on its behalf by Its President and witnessed by its Secretary on April 15, 1983.

WITNESS:	EATON VANCE CORP.

/s/ Thomas Otis	By: /s/ M. Dozier Gardner
Thomas Otis	M. Dozier Gardner
Secretary	President

THE UNDERSIGNED, President of Eaton Vance Corp., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ M. Dozier Gardner

M. Dozier Gardner

President